Exhibit 99.1

       National Dentex Corporation Announces Sales and Earnings
                     for the Second Quarter 2006

    WAYLAND, Mass.--(BUSINESS WIRE)--Aug. 4, 2006--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the six months and second quarter ended June 30, 2006. Sales for the quarter totaled $38,116,000 compared with $36,215,000 a year earlier, an increase of 5.2%. Net income for the quarter decreased to $2,320,000 or $.40 per share on a diluted basis from $2,587,000 or $.47 per share on a diluted basis in 2005.
    For the six months ended June 30, 2006, sales were $74,905,000 compared to $68,161,000 for the same period in 2005, an increase of 9.9%. Net income for the six months of 2006 increased to $4,469,000 from $4,366,000 in the year-ago period but decreased to $.78 per diluted share in 2006 from $.79 per share on a diluted basis in 2005.
    David Brown, President and CEO stated: "We are encouraged that our sales continued to grow at the moderate rate of 5.2% in total and 3.9% on a same lab basis during the second quarter increasing our sales growth through six months to 9.9% in total and 3.8% on a same lab basis. However, the second quarter presented a more difficult operating environment than we had expected, as higher material, energy and benefits costs negatively impacted our gross profit and operating margins, leading to a reduction in net income. Material costs in general and precious metals in particular increased, with gold, platinum and palladium costs all increasing in the second quarter of 2006. Gold, which impacts our operations the most, rose approximately 47% over average costs in the second quarter of 2005. Operating costs also increased during the quarter compared to the prior year as a result of higher freight, delivery services and fuel costs and their impact on other facilities costs in general. We continue to generate very positive cash flow and believe we are well positioned to take advantage of our financial position when market conditions improve. In addition we remain committed to our acquisition strategy, and are currently evaluating transactions involving additional laboratories."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 22,000 dentists through 45 dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China: National Dentex's ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the Nasdaq National Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and the most recently filed Quarterly Report on Form 10-Q.



                      National Dentex Corporation
                           Earnings Results
                              (Unaudited)
                 (In Thousands, except per share data)


                                  Quarter Ended     Six Months Ended
                                    June 30,            June 30,
                                    --------            --------
                                  2005      2006      2005      2006
                                --------  --------  --------  --------

Net Sales                      $ 36,215  $ 38,116  $ 68,161  $ 74,905
Cost of Goods Sold               20,237    21,825    38,255    42,686
                                --------  --------  --------  --------
   Gross Profit                  15,978    16,291    29,906    32,219

Operating Expenses               11,328    11,946    22,092    23,913
                                --------  --------  --------  --------
   Operating Income               4,650     4,345     7,814     8,306

Other Expense                       161       227       289       438
Interest (Income) Expense           278       281       349       570
                                --------  --------  --------  --------
   Income Before Tax              4,211     3,837     7,176     7,298

Income Taxes                      1,624     1,517     2,810     2,829
                                --------  --------  --------  --------
   Net Income                  $  2,587  $  2,320  $  4,366  $  4,469
                                ========  ========  ========  ========


Weighted Average
   Shares Outstanding:
      - Basic                     5,322     5,493     5,297     5,462
      - Diluted                   5,558     5,774     5,557     5,750

Net Income per Share:
      - Basic                  $   0.49  $   0.42  $   0.82  $   0.82
      - Diluted                $   0.47  $   0.40  $   0.79  $   0.78




                      National Dentex Corporation
                      Selected Balance Sheet Data
                              (Unaudited)
                            (In thousands)

                                     December 31,     June 30,
                                         2005           2006
                                   ------------------------------

Cash and Equivalents                  $    401       $  2,927
Accounts Receivable - net               15,064         16,726

Current Assets                          25,810         28,907
Current Liabilities                     14,684         14,187
                                   ------------------------------
     Working Capital                    11,126         14,720

Total Assets                           117,119        120,121

Long Term Obligations                   26,361         23,965
Stockholders' Equity                  $ 76,074       $ 81,969

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer & CFO